     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
    (713) 358-6430

CARRIZO OIL & GAS, INC. ANNOUNCES THIRD QUARTER RESULTS AND INCREASES 2015 CRUDE OIL PRODUCTION GUIDANCE

HOUSTON, November 4, 2015 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the third quarter of 2015 and provided an operational update, which includes the following highlights:

•	Record Oil Production of 23,573 Bbls/d, 18% above the third quarter of 2014

•	Total Production of 35,948 Boe/d, 7% above the third quarter of 2014

•	Loss From Continuing Operations of $708.8 million, or ($13.75) per diluted share, and Adjusted Net Income (as defined below) of $10.4 million, or $0.20 per diluted share

•	Adjusted EBITDA (as defined below) of $113.6 million

•	Raising 2015 crude oil production guidance

Carrizo reported a third quarter of 2015 loss from continuing operations of $708.8 million, or ($13.75) per basic and diluted share compared to income from continuing operations of $83.0 million, or $1.83 and $1.80 per basic and diluted share, respectively, in the third quarter of 2014. The loss from continuing operations for the third quarter of 2015 includes certain items typically excluded from published estimates by the investment community, including the full cost ceiling test impairment recognized this quarter. Adjusted net income, which excludes the impact of these items as described in the statements of operations included below, for the third quarter of 2015 was $10.4 million, or $0.20 per basic and diluted share compared to $31.8 million, or $0.70 and $0.69 per basic and diluted share, respectively, in the third quarter of 2014.

For the third quarter of 2015, adjusted earnings before interest, income taxes, depreciation, depletion, and amortization, as described in the statements of operations included below (“Adjusted EBITDA”), was $113.6 million, a decrease of 22% from the prior year quarter as the impact of lower commodity prices more than offset the impact of higher production volumes.

Production volumes during the third quarter of 2015 were 3,307 MBoe, or 35,948 Boe/d, an increase of 7% versus the third quarter of 2014. The year-over-year production growth was driven by strong results from the Company’s Eagle Ford Shale assets as well as an increase in production from the Company’s Utica Shale assets. Oil production during the third quarter of 2015 averaged 23,573 Bbls/d, an increase of 18% versus the third quarter of 2014 and 6% versus the prior quarter; natural gas and NGL production averaged 51,710 Mcf/d and 3,757 Bbls/d, respectively, during the third quarter of 2015. Third quarter of 2015 production exceeded the high end of Company guidance due primarily to strong performance from the Company’s Eagle Ford Shale assets.

Drilling and completion capital expenditures for the third quarter of 2015 were $122.1 million. More than 85% of the third quarter drilling and completion spending was in the Eagle Ford Shale. Net land and seismic expenditures during the quarter were $7.8 million. The Company’s 2015 capital expenditure plan includes a substantial frac holiday in the Eagle Ford Shale during the fourth quarter. As a result, fourth quarter drilling and completion capital expenditures are expected to be lower than the recent quarterly run rate. For the year, Carrizo is tightening its drilling and completion capital expenditure guidance to $480.0-$490.0 million from $470.0-$490.0 million due to the addition of four net operated completions as well as higher non-operated activity in the Niobrara Formation and additional Eagle Ford Shale activity owing to continued efficiency gains. The Company is increasing its 2015 land and seismic capital expenditure guidance to $55.0 million from $45.0 million to account for additional Delaware Basin acquisitions that it currently views as likely; this amount excludes several larger acquisitions that the Company is pursuing in the Delaware Basin. Carrizo currently expects to allocate the majority of the remaining capital to acreage acquisitions in the Eagle Ford Shale and Delaware Basin.

Carrizo is increasing its 2015 oil production guidance to 22,850-22,950 Bbls/d from 22,750-22,850 Bbls/d. Using the midpoint of this range, the Company’s 2015 oil production growth guidance is 21%. For natural gas and NGLs, Carrizo is maintaining its 2015 guidance of 56-57 MMcf/d and 3,500-3,600 Bbls/d, respectively. For the fourth quarter of 2015, Carrizo expects oil production to be 24,100-24,500 Bbls/d, and natural gas and NGL production to be 52-56 MMcf/d and 3,400-3,600 Bbls/d, respectively. A summary of Carrizo’s production, commodity price realization, and cost guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “While depressed commodity prices continue to make 2015 a challenging environment for our industry, downturns can also provide opportunities. Over the last few months, we have taken a number of steps to strengthen our balance sheet and liquidity position, putting us in an even better position to capitalize on attractive opportunities. We were able to take advantage of upticks in commodity prices, hedging roughly 9,300 Bbls/d of crude oil production during 2016 at approximately $60/Bbl. This increased our 2016 crude oil hedges to more than 60% of our current quarter production guidance. Additionally, we raised approximately $239 million through a recent equity offering, leaving us with an undrawn revolver and cash on the balance sheet.

“From an operational standpoint, our team did another excellent job during the quarter as we once again delivered production that exceeded our forecast. In addition to maintaining strong production rates, the team has been focused on driving down costs and improving efficiencies throughout our operations. In the Eagle Ford Shale, we recently drilled a long-lateral well in approximately six days, or half a day faster than our previous record. We are also beginning to see the benefit of multiple initiatives designed to reduce our operating expenses and overhead, which should enhance our margins going forward. These initiatives, combined with our operational flexibility and deep inventory of economical, low-risk drilling locations, have us well positioned to manage the current environment and quickly ramp up production once we get an appropriate commodity price signal.

“In October, we began flowback at our first operated well in the Delaware Basin, the Mustang State 1H. We are encouraged by the early time data, as pressure continues to build and both the oil cut and oil production rate continue to increase. We are actively pursuing acquisitions in the trend and currently have offers outstanding on nearly 30,000 net acres. While we don’t expect to win all of our bids, we are optimistic that we will be able to materially grow our Delaware Basin position.”

Operational Update

In the Eagle Ford Shale, Carrizo drilled 20 gross (18.5 net) operated wells during the third quarter and completed 21 gross (17.5 net) wells. Crude oil production from the play rose to more than 20,700 Bbls/d for the quarter, up from about 18,900 Bbls/d in the prior quarter. At the end of the quarter, Carrizo had 25 gross (23.2 net) operated Eagle Ford Shale wells waiting on completion, equating to net crude oil production potential of approximately 8,700 Bbls/d. The Company is operating two rigs in the Eagle Ford Shale and currently expects to drill approximately 70 gross (63 net) operated wells and complete 67 gross (60 net) operated wells in the play during 2015.

Carrizo continues to see improved efficiencies from its two newbuild rigs. Recently, the Company drilled an Eagle Ford Shale well with a lateral of more than 7,000 ft. from spud to total depth in approximately six days. This ranks as the Company’s most efficient well in the play to date.

Carrizo is testing multiple initiatives aimed at significantly increasing its drilling inventory on its existing acreage position. The Company continues to see encouraging results from its remaining 330 ft. downspacing tests, with results very similar to wells drilled at wider spacing. Carrizo’s initial 330 ft. stagger-stack test (165 ft. effective lateral spacing) recently came online, while two additional stagger-stack tests are currently being fracked and another two are drilling. Use of the stagger-stack concept in the play may allow the Company to further reduce effective lateral spacing in the Lower Eagle Ford below 330 ft., potentially increasing its drilling inventory by up to 80% relative to a single layer development plan at 330 ft. spacing. Carrizo has also drilled its first infill well between existing, mature wells in the Lower Eagle Ford and is in initial flowback on its first well in the Upper Eagle Ford. Carrizo plans to provide an update on the results of its inventory expansion initiatives during 2016.

During 2015, Carrizo has been testing a number of completion optimization techniques aimed at improving recovery from its existing undrilled inventory, most notably the use of diversion systems during completion operations. These are designed to improve fluid and proppant distribution between perforation clusters, increasing fracture complexity within the stage and thereby improving overall recovery efficiency and well productivity. To date, the company has pumped diverters in more than 25 completions, or more than 725 frac stages. Based on a combination of production, flowing pressure, and downhole fiber optic data, Carrizo has seen clear evidence of diversion during completion operations. While it is still too early in the producing life of the wells to draw a firm conclusion, the Company is optimistic that these diversion techniques will have a positive impact on EURs.

Early this year, Carrizo launched an initiative to substantially reduce the volume of produced water being trucked to disposal sites by directly connecting central production facilities to these sites with pipelines. In addition to cost savings of approximately $1.50/Bbl of water, utilizing pipelines reduces truck traffic and road maintenance requirements on both lease roads and public highways, reducing the impact on local communities. At the end of the third quarter, the Company was utilizing pipelines to transport approximately one third of its produced water in the play, with plans to increase this further. As a result, Carrizo has been able to lower its per-unit LOE in the Eagle Ford Shale during 2015 despite placing a greater percentage of its wells on artificial lift during the year.

At the end of the third quarter, Carrizo’s position in the Eagle Ford Shale remained in excess of 84,000 net acres. Carrizo continues to target additional acreage acquisitions in the core volatile oil window of the Eagle Ford Shale and is optimistic that it will further expand its position by year-end.

In the Delaware Basin, Carrizo is currently drilling the Fortress State 1H, its third operated well to test the Wolfcamp Shale. All three wells the Company has drilled are located in eastern Culberson County, TX and have targeted the Wolfcamp A bench with planned laterals of approximately 7,500 ft. The Company expects to have an average working interest of more than 80% in these wells. Carrizo currently plans to spud 5 gross (4 net) operated wells and complete 2 gross (2 net) operated wells in the Wolfcamp Shale this year.

In October, Carrizo began flowback on its first operated Wolfcamp Shale well, the Mustang State 1H. The well is still cleaning up, as pressure continues to build while the oil cut and oil production rate continue to increase. To date, the well’s production appears very similar to the closest offset well. Additionally, the Company recently completed its second operated well in the play, the Avenger State 1H; flowback on the well began last week.

At the end of the third quarter, Carrizo held an interest in more than 26,000 net acres in the Delaware Basin. The Company is actively pursuing acquisitions in the oil and condensate windows of the Wolfcamp Shale trend and currently has offers outstanding on almost 30,000 additional net acres, though there can be no assurances that any of the offers will be accepted.

In the Utica Shale, Carrizo did not drill or complete any operated wells during the third quarter and does not currently plan to have any operated drilling or completion activity in the fourth quarter. Oil and condensate production during the quarter was almost 800 Bbls/d, an increase of more than 20% from the second quarter as the two-well Wagler pad was online for the entire quarter. Carrizo continues to be pleased with the performance of the Wagler wells. The wells have been online for more than 170 days and the condensate/gas ratio has remained strong at approximately 225 Bbl/MMcf, exceeding expectations. This has led to the performance of these wells exceeding the Company’s condensate type curve by approximately 15% to date. Carrizo operates the Wagler wells with an approximate 83% working interest.

In the Niobrara Formation, Carrizo did not drill or complete any operated wells during the third quarter. Crude oil production from the Niobrara was more than 2,000 Bbls/d for the quarter, a sequential decrease as the Company elected during the second quarter to suspend drilling and completion activity due to the depressed commodity price environment. At that time, the Company had 17 gross drilled but uncompleted wells in inventory. Given the significant drop in completion costs in the DJ Basin over the last few months, Carrizo has now elected to frac an additional 8 gross (4 net) wells from its Niobrara inventory during 2015; the additional capital was partially offset by the deferral of one Eagle Ford frac into 2016. For the year, Carrizo expects to drill 13 gross (5 net) operated wells and complete 11 gross (6 net) operated wells in the play. The Company also expects to continue to participate in non-operated wells drilled by Whiting and Noble within its core area.

In the Marcellus Shale, Carrizo did not complete any operated wells during the third quarter. Natural gas production from the Marcellus was 26.7 MMcf/d in the third quarter, down from the prior quarter as the Company elected to curtail more volumes in what it expected to be a weak gas price environment. While the Company’s current plans assume that it will maintain a significant amount of curtailments during the fourth quarter, Carrizo may elect to ramp up its production if it sees a seasonal improvement in local market prices. Carrizo does not currently plan to drill or complete any wells in the Marcellus during 2015.

Financial Position and Liquidity

During October, Carrizo’s banking syndicate, led by Wells Fargo as administrative agent, completed its semi-annual borrowing base redetermination, resulting in an unchanged borrowing base of $685.0 million. In connection with the redetermination, the Company’s Net Debt to Adjusted EBITDA covenant was increased from a maximum of 4.0x to a maximum of 4.75x in 2016 and 4.375x in 2017, returning to 4.0x thereafter. The next redetermination of the borrowing base is expected in the spring of 2016.

As of September 30, 2015, Carrizo had total debt outstanding of $1,410.9 million and cash and cash equivalents of $2.0 million. Net Debt to Adjusted EBITDA (as defined by the agreement governing the revolving credit facility and based on the trailing four quarters) was 3.0x for the third quarter. Pro forma for the Company’s recent equity offering, Net Debt to Adjusted EBITDA would have been 2.5x for the third quarter. Following the recent equity offering, Carrizo had nothing drawn on its senior secured revolving credit facility.

Hedging Activity

Carrizo currently has hedges in place for over 65% of estimated crude oil production for the fourth quarter of 2015 (based on the midpoint of guidance). For the fourth quarter, the Company has collars on approximately 16,200 Bbls/d of crude oil at a weighted average floor price of $50.00/Bbl and a weighted average ceiling price of $67.34/Bbl. In addition to its current crude oil hedge position, Carrizo will also continue to get the benefit from the offsetting hedge transactions it entered into during the first quarter of 2015; these transactions locked in an additional $39.0 million of cash flows for the fourth quarter of 2015.

Since the end of the second quarter, the Company added additional hedges for 2016. Carrizo now has hedges covering approximately 14,800 Bbls/d of crude oil for the year (comprised of 9,315 Bbls/d of swaps at an average price of $60.03/Bbl and 5,492 Bbls/d of collars at a weighted average floor price of $50.97/Bbl and a weighted average ceiling price of $74.73/Bbl). Additionally, Carrizo will receive $44.8 million of cash flows during 2016 relating to the offsetting hedge transactions mentioned above.

Carrizo also has hedges in place for approximately 55% of estimated natural gas production for the fourth quarter of 2015 (based on the midpoint of guidance). For the fourth quarter, the Company has swaps on approximately 30,000 MMBtu/d at a weighted average price of $4.29/MMBtu. (Please refer to the attached tables for a detailed summary of the Company’s derivative contracts.)

Conference Call Details

The Company will hold a conference call to discuss 2015 third quarter financial results on Wednesday, November 4, 2015 at 9:00 AM Central Standard Time. To participate in the call, please dial (877) 256-7814 (U.S. & Canada) or +1 (303) 223-4386 (Intl./Local) ten minutes before the call is scheduled to begin. A replay of the call will be available through Wednesday, November 11, 2015 at 10:59 AM Central Standard Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl./Local). The reservation number for the replay is 21783418 for U.S., Canadian, and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting our website at http://www.carrizo.com, clicking on “Upcoming Events”, and then clicking on “Third Quarter 2015 Earnings Call Webcast.” To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Delaware Basin in West Texas, the Utica Shale in Ohio, the Niobrara Formation in Colorado, and the Marcellus Shale in Pennsylvania.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, capital expenditure and other spending plans, economical basis of wells, rig program, effect of transactions offsetting hedge positions, production, average well returns, acquisitions, effects of transactions, targeted ratios and other metrics, the ability to acquire additional acreage, midstream infrastructure availability and capacity, timing, levels of and potential production, downspacing, crude oil production potential and growth, oil and gas prices, drilling and completion activities, drilling inventory, including timing thereof, resource potential, well costs, production mix, development plans, growth, midstream matters, use of proceeds, hedging activity, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, expected income tax rates and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, estimated recoveries, pricing and other factors affecting average well returns, results of wells and production testing, failure of actual production to meet expectations, performance of rig operators, spacing test results, availability of gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, satisfaction of closing conditions, integration of acquisitions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2014 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Crude oil	$95,237	$173,277	$289,552	$469,601
Natural gas liquids	3,330	7,798	11,602	19,669
Natural gas	7,670	15,150	28,627	57,642
Total revenues	106,237	196,225	329,781	546,912
Cash received (paid) for derivative settlements, net	47,716	(7,711)	141,909	(25,499)
Adjusted total revenues	153,953	188,514	471,690	521,413
Costs and Expenses
Lease operating	22,213	21,019	67,304	51,002
Production taxes	4,264	8,393	13,313	22,666
Ad valorem taxes	2,256	2,235	7,012	5,569
General and administrative	11,655	10,468	41,103	37,272
Total costs and expenses	40,388	42,115	128,732	116,509
Adjusted EBITDA, as defined	$113,565	$146,399	$342,958	$404,904
Adjusted EBITDA per common share-Basic	$2.20	$3.23	$6.89	$8.94
Adjusted EBITDA per common share-Diluted	$2.19	$3.18	$6.80	$8.78

Other items of expense included in Adjusted Net Income, as defined
Depreciation, depletion and amortization	$81,256	$83,572	$234,458	$228,912
Interest expense, net	16,208	12,201	51,403	36,557
Adjusted income before income taxes	16,101	50,626	57,097	139,435
Adjusted income tax expense	(5,749)	(18,782)	(20,384)	(51,730)
Adjusted Net Income, as defined	$10,352	$31,844	$36,713	$87,705
Adjusted net income per common share-Basic	$0.20	$0.70	$0.74	$1.94
Adjusted net income per common share-Diluted	$0.20	$0.69	$0.73	$1.90

Other items of income (expense) included in Income (Loss) From Continuing Operations
Non-cash portion of gain (loss) on derivatives, net	($18,964)	$79,494	($99,313)	$36,652
Non-cash general and administrative expenses, net	7,448	930	(13,776)	(28,209)
Impairment of oil and gas properties	(812,752)	—	(812,752)	—
Loss on extinguishment of debt	—	—	(38,137)	—
Other expense, net	(3,516)	(549)	(10,789)	(1,536)
Income (Loss) From Continuing Operations Before Income Taxes	(811,683)	130,501	(917,670)	146,342
Income tax (expense) benefit	102,915	(47,504)	140,456	(53,510)
Income (Loss) From Continuing Operations	($708,768)	$82,997	($777,214)	$92,832
Income (Loss) From Discontinued Operations, Net of Income Taxes	1,121	792	2,225	(748)
Net Income (Loss)	($707,647)	$83,789	($774,989)	$92,084

Net Income (Loss) Per Common Share - Basic
Income (loss) from continuing operations	($13.75)	$1.83	($15.62)	$2.05
Income (loss) from discontinued operations, net of income taxes	0.02	0.02	0.04	(0.02)
Net income (loss)	($13.73)	$1.85	($15.58)	$2.03

Net Income (Loss) Per Common Share - Diluted
Income (loss) from continuing operations	($13.75)	$1.80	($15.62)	$2.01
Income (loss) from discontinued operations, net of income taxes	0.02	0.02	0.04	(0.01)
Net income (loss)	($13.73)	$1.82	($15.58)	$2.00

Weighted Average Common Shares Outstanding
Basic	51,543	45,257	49,742	45,277
Diluted	51,945	46,029	50,405	46,109

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	September 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$2,004	$10,838
Accounts receivable, net	57,305	92,946
Derivative assets	108,882	171,101
Other current assets	3,085	3,736
Total current assets	171,276	278,621
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	1,654,133	2,086,727
Unproved properties, not being amortized	403,513	535,197
Other property and equipment, net	13,373	7,329
Total property and equipment, net	2,071,019	2,629,253
Deferred income taxes	38,807	—
Derivative assets	6,457	43,684
Debt issuance costs	25,275	25,403
Other assets	5,453	4,515
Total Assets	$2,318,287	$2,981,476

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$50,650	$106,819
Revenues and royalties payable	69,899	66,954
Accrued capital expenditures	69,463	106,149
Accrued interest	19,359	21,149
Liabilities of discontinued operations	3,234	4,405
Deferred income taxes	38,807	61,258
Other current liabilities	50,671	57,570
Total current liabilities	302,083	424,304
Long-term debt	1,412,221	1,351,346
Liabilities of discontinued operations	2,037	8,394
Deferred income taxes	—	77,349
Asset retirement obligations	14,489	12,187
Other liabilities	9,077	4,455
Total liabilities	1,739,907	1,878,035
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value, 90,000,000 shares authorized; 51,971,797 issued and outstanding as of September 30, 2015 and 46,127,924 issued and outstanding as of December 31, 2014	520	461
Additional paid-in capital	1,165,305	915,436
Retained earnings (Accumulated deficit)	(587,445)	187,544
Total shareholders’ equity	578,380	1,103,441
Total Liabilities and Shareholders’ Equity	$2,318,287	$2,981,476

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FROM OPERATING ACTIVITIES
(in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Cash Flows From Operating Activities
Net income (loss)	($707,647)	$83,789	($774,989)	$92,084
(Income) loss from discontinued operations, net of income taxes	(1,121)	(792)	(2,225)	748
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities from continuing operations
Depreciation, depletion and amortization	81,256	83,572	234,458	228,912
Impairment of oil and gas properties	812,752	—	812,752	—
(Gain) loss on derivatives, net	(28,752)	(71,783)	(42,596)	(11,153)
Cash received (paid) for derivative settlements, net	47,716	(7,711)	141,909	(25,499)
Loss on extinguishment of debt	—	—	38,137	—
Stock-based compensation, net	(5,593)	(930)	9,203	28,209
Deferred income taxes	(102,577)	48,603	(140,538)	48,908
Non-cash interest expense, net	777	675	3,564	2,021
Other, net	(830)	(3,299)	4,554	(1,705)
Changes in operating assets and liabilities-
Accounts receivable	23,663	21,372	27,395	(1,767)
Accounts payable	(1,678)	28,498	(18,115)	33,024
Accrued liabilities	991	13,269	(5,614)	(771)
Other, net	(390)	(2,222)	(3,676)	(4,324)
Net cash provided by operating activities from continuing operations	$118,567	$193,041	$284,219	$388,687
Changes in working capital attributable to operating activities and other non-recurring items, net	(20,769)	(61,993)	6,216	(20,877)
Discretionary cash flows from continuing operations	$97,798	$131,048	$290,435	$367,810

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Total production volumes -
Crude oil (MBbls)	2,169	1,840	6,120	4,870
NGLs (MBbls)	346	274	981	648
Natural gas (MMcf)	4,757	5,854	15,637	17,951
Total Natural gas and NGLs (MMcfe)	6,831	7,498	21,524	21,839
Total barrels of oil equivalent (MBoe)	3,307	3,090	9,708	8,510

Daily production volumes by product -
Crude oil (Bbls/d)	23,573	20,000	22,418	17,839
NGLs (Bbls/d)	3,757	2,978	3,594	2,374
Natural gas (Mcf/d)	51,710	63,630	57,280	65,755
Total Natural gas and NGLs (Mcfe/d)	74,252	81,500	78,844	79,996
Total barrels of oil equivalent (Boe/d)	35,948	33,587	35,559	31,172

Daily production volumes by region (Boe/d) -
Eagle Ford	26,913	23,153	25,473	19,753
Niobrara	2,735	2,790	3,063	2,497
Marcellus	4,443	7,348	5,484	8,222
Utica	1,707	20	1,308	173
Other	150	276	231	527
Total barrels of oil equivalent (Boe/d)	35,948	33,587	35,559	31,172

Average realized prices -
Crude oil ($ per Bbl)	$43.91	$94.17	$47.31	$96.43
Crude oil ($ per Bbl) - including impact of derivative settlements	$63.97	$89.39	$68.50	$92.23
NGLs ($ per Bbl)	$9.62	$28.46	$11.83	$30.35
Natural gas ($ per Mcf)	$1.61	$2.59	$1.83	$3.21
Natural gas ($ per Mcf) - including impact of derivative settlements	$2.50	$2.77	$2.61	$2.93
Natural gas and NGLs ($ per Mcfe)	$1.61	$3.06	$1.87	$3.54

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS - AS OF NOVEMBER 3, 2015
(Unaudited)

CRUDE OIL DERIVATIVE CONTRACTS (1)

			Weighted Average	Weighted Average
		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(in Bbls/d)	($/Bbl)	($/Bbl)
Q4 2015	Costless Collars	16,200	$50.00	$67.34

Q1 2016	Fixed Price Swaps	8,000	$60.03
	Costless Collars	10,000	$52.13	$72.60
Q2 2016	Fixed Price Swaps	9,750	$60.03
	Costless Collars	4,000	$50.00	$76.50
Q3 2016	Fixed Price Swaps	9,750	$60.03
	Costless Collars	4,000	$50.00	$76.50
Q4 2016	Fixed Price Swaps	9,750	$60.03
	Costless Collars	4,000	$50.00	$76.50

FY 2017	Sold Call Options	2,500		$60.00

FY 2018	Sold Call Options	3,388		$60.00

FY 2019	Sold Call Options	3,875		$62.50

FY 2020	Sold Call Options	4,575		$65.00

NATURAL GAS DERIVATIVE CONTRACTS

			Weighted Average
		Volume	Fixed Price
Period	Type of Contract	(in MMBtu/d)	($/MMBtu)
Q4 2015	Fixed Price Swaps	30,000	$4.29

(1)
On February 11, 2015, Carrizo entered into derivative transactions offsetting its existing crude oil derivative contracts covering the periods from March 2015 through December 2016. Both the existing crude oil derivative contracts as well as the offsetting positions have been excluded from the table above. As a result, in addition to the net cash to be paid or received from settlements of the derivative contracts listed above, Carrizo will receive cash from, and will recognize revenue and Adjusted EBITDA for, the offsetting transactions as follows:

FIXED REVENUE AND ADJUSTED EBITDA FROM OFFSETTING HEDGE TRANSACTIONS

Period	Net Cash from Derivative Settlements (in thousands)
Q4 2015	$38,966

Q1 2016	$18,338
Q2 2016	$9,266
Q3 2016	$9,266
Q4 2016	$7,912

Q1 2017	$2,695

CARRIZO OIL & GAS, INC.
FOURTH QUARTER AND FULL YEAR 2015 GUIDANCE SUMMARY

	Fourth Quarter 2015	Full Year 2015
Daily Production Volumes -
Crude oil (Bbls/d)	24,100 - 24,500	22,850 - 22,950
NGLs (Bbls/d)	3,400 - 3,600	3,500 - 3,600
Natural gas (Mcf/d)	52,000 - 56,000	56,000 - 57,000
Total (Boe/d)	36,167 - 37,433	35,683 - 36,050

Unhedged Commodity Price Realizations -
Crude oil (% of NYMEX oil)	91.0% - 93.0%	N/A
NGLs (% of NYMEX oil)	18.0% - 23.0%	N/A
Natural gas (% of NYMEX gas)	53.0% - 58.0%	N/A

Cash received for derivative settlements, net (in millions)	$48.0 - $49.0	N/A

Costs and Expenses -
Lease operating ($/Boe)	$6.75 - $7.25	$6.85 - $7.05
Production taxes (% of total revenues)	4.25% - 4.50%	4.00% - 4.25%
Ad valorem taxes (in millions)	$2.0 - $2.5	$9.0 - $9.5
Cash general and administrative (in millions)	$12.0 - $12.5	$53.1 - $53.6
DD&A ($/Boe)	$19.25 - $20.25	$22.75 - $23.25

Drilling and completion capital expenditures (in millions)	N/A	$480.0 - $490.0